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                    December 14, 2022

       Ian Howes
       Chief Financial Officer
       ALSP Orchid Acquisition Corporation I
       2815 Eastlake Avenue East, Suite 300
       Seattle, WA 98102

                                                        Re: ALSP Orchid
Acquisition Corporation I
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41086

       Dear Ian Howes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction